NEWS RELEASE

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Named to Ward’s 50 for the Sixth Straight Year

BIRMINGHAM, AL — PRNewswire — July 18, 2012 — ProAssurance Corporation (NYSE:PRA) has been selected for inclusion in the prestigious Ward’s 50 for the sixth consecutive year.

The Ward Group annually selects the 50 best performing property-casualty insurance companies from the more than 3,000 property-casualty insurers in America. This year, the Ward’s 50 was selected using financial performance from 2007 to 2011 in key areas such as financial stability, revenue growth, capital position, underwriting results and financial returns. Companies that passed these screens were then subjected to an unbiased evaluation of company operations by The Ward Group to select the 50 companies ranked as the best-of-the-best.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Being selected as a Ward’s 50 company for six straight years is a testament to our long-term approach to protecting our policyholders, and achieving the results that create meaningful shareholder value. I am especially proud for our employees who enthusiastically embrace our dedication to financial security and unparalleled service for our policyholders and agents.”

“Companies are investing in new systems, improving internal processes and focusing on developing new capabilities to meet customer demands. In selecting the Ward’s 50, we identify companies that pass financial stability requirements and measure their ability to grow while maintaining strong capital positions and underwriting results,” said Jeff Rieder, President of The Ward Group.

Noting that ProAssurance’s dedication to Treated Fairly goes hand-in-hand with the qualities cited by Ward’s, Starnes said, “We consistently deliver a product that is unlike any sold by our competitors, in terms of both customer service and superior financial strength. Our relentless dedication to quality and enthusiastic drive to exceed customer expectations truly sets us apart in the marketplace.”

There are striking differences between the performance of this year’s Ward’s 50 companies and the remainder of the property-casualty industry. For example, this year’s Ward’s 50 companies achieved an average Return on Equity of 11.2% during the five year measuring period, compared to 5.9% for the industry as a whole. The combined ratio for the 2012 Ward’s 50 was 10.0 points lower than the property casualty industry (92.8% vs.102.8%) during the measuring period. At the same time, Net Premiums Written for the Ward’s 50 grew 11.8% compared to industry growth of 2.1% during the period.

About ProAssurance

ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past six years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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